Filed Pursuant to Rule 433

Dated April 5, 2017

Registration Statement Nos. 333-206891-01, 333-206891-02,

333-206891-03

Relating to

Preliminary Prospectus Supplement dated April 5, 2017 and

Prospectus dated September 11, 2015

CNH INDUSTRIAL CAPITAL LLC

$500,000,000 4.375% NOTES DUE 2022

Issuer:	CNH Industrial Capital LLC
Principal Amount:	$500,000,000
Maturity:	April 5, 2022
Coupon:	4.375% per annum
Price to Public:	100.000% plus accrued interest from April 10, 2017 if settlement occurs after that date
Underwriting Discount:	0.700%
Net Proceeds to Issuer Before Expenses:	$496,500,000
Yield to Maturity:	4.375%
Benchmark Treasury:	UST 1.750% due March 31, 2022
Spread to Benchmark Treasury:	+250 basis points
Benchmark Treasury Yield and Price:	1.872% / 99-13+
Interest Payment Dates:	April 5 and October 5, commencing October 5, 2017
Optional Redemption:	Make-whole premium based on U.S. Treasury +0.500% (50 basis points)
Settlement:	T+3; April 10, 2017
CUSIP / ISIN:	12592B AH7 / US12592BAH78
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp. Goldman, Sachs & Co. MUFG Securities Americas Inc. UniCredit Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, Telephone: +1(800) 294-1322, Email: dg.prospectus_requests@baml.com; BNP Paribas Securities Corp., Attention: Syndicate Desk, 787 Seventh Avenue, New York, NY 10019, telephone: 1-800-854-5674, E-mail: new.york.syndicate@bnpparibas.com; or Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, Telephone: (866) 471-2526, Fax: (212) 902-9316, E-mail: prospectus-ny@ny.email.gs.com.